Exhibit 99.1

DIGITAL ALLY, INC. ANNOUNCES 2018

FIRST QUARTER OPERATING RESULTS

LENEXA, Kansas (May 15, 2018) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its operating results for the first quarter of 2018. An investor conference call is scheduled for 11:15 a.m. EDT on May 15, 2018 (see details below).

Highlights for Quarter Ended March 31, 2018

●	On May 14, 2018, we announced the award of a substantial commercial order by Kansas City-based zTrip, Inc. (“zTrip”) to connect approximately 450 deployed DVM-250 Video Event Recorders to the FleetVU cloud-based driver monitoring and management platform. This order represents the initial stage of zTrip’s overall passenger/driver safety strategy to address safety concerns of both passengers and drivers. Performance under the upgrade contract will begin immediately and generate service revenues for the 36-month initial term. Significantly, zTrip has designated the DVM-250 as the preferred Video Event Recorder for its nationwide fleet of more than 5,000 vehicles. This contract is the largest commercial contract in the Company’s history pending deployment to zTrip’s entire fleet.

●	Our first quarter 2018 revenues were adversely affected by a supply chain issue which prevented us from shipping over $705,000 in order backlog at the end of the quarter. This issue is being addressed and we expect that the supply chain will return to normal during the second quarter 2018 with substantially all order backlog being shipped before the end of the second quarter 2018. In addition, first quarter 2017 revenue included approximately $486,000 in product revenues and $110,000 in installation service revenues related to the American Medical Response (“AMR”) contract which did not recur in 2018 due to AMR placing the contract on hold. We have made progress regarding releasing the hold and believe that the AMR contract will be restarted at some level during 2018.

●	We completed a private placement of $6.05 million of 8% Senior Secured Convertible Notes on April 3, 2018 to address our near-term liquidity needs by repaying maturing debt and providing working capital.

●	We are concentrating on expanding our recurring service revenue to help stabilize our revenues on a quarterly basis. Revenues from extended warranty services increased approximately $62,000 in Q-1 2018. Additionally, cloud storage revenues increased approximately $96,000 for the three months ended March 31, 2018 compared to 2017. We are pursuing several new market channels that do not involve our traditional law enforcement and private security customers, such as our NASCAR affiliation, which we believe will help expand the appeal of our products and service capabilities to new commercial markets. If successful, we believe that these new market channels could yield recurring service revenues in 2018 and beyond. We are testing a new revenue model that involves the long-term lease of our body-worn and/or in-car hardware, together with a monthly subscription for our cloud storage, search and archiving services for the underlying audio and video material. The goal of this new service revenue model is to positively impact our revenues and improve the stability of our quarter-to-quarter revenues and operating results, although we can make no assurances in this regard. We believe this service revenue model may appeal to our customers, particularly our commercial and other non-law enforcement customers, because it reduces the initial capital outlay and eliminates repairs and maintenance in exchange for making level monthly payments for the utilization of the equipment, data storage and management services.

●	We experienced increased price competition from our competitors in the markets for our in-car and body-worn system products that had a negative impact on our revenues. One of our competitors introduced a body-camera including cloud storage free for one year that disrupted the market during 2017 and early 2018 and pressured our revenues. Further, our in-car and body-worn systems are facing increased competition because our competitors have released new products with more features. We have projects that will address this issue by developing a new product platform specifically for in-car systems, which we expect to be in production by third quarter 2018. This new product platform will utilize advanced chipsets that will generate new and highly advanced products for our law enforcement and commercial customers. Finally, our law enforcement revenues declined over the prior period due to willful infringement of our patents and other actions by our competitors and adverse marketplace effects related to the patent litigation.

●	We have undertaken a program in recent quarters to substantially reduce selling, general and administrative (“SG&A”) expenses through headcount reductions and other SG&A cost reduction measures. Our Q-1 2018 operating results reflect significant reductions in overall SG&A expenses compared to previous quarters. We expect this trend to continue in 2018.

●	We are seeking other ways to monetize our VuLink patents and entered into a supply and distribution contract with a competitor (VieVu, LLC) that provides it with exclusive distribution rights subject to minimum purchase obligations of $2.5 million during 2018 and $3.0 million in 2019. We expect that this technology will have a significant positive impact on our revenues in the long-term, particularly if we are successful in our prosecution of the patent infringement litigation currently pending with Axon and WatchGuard, and we can successfully monetize the VuLink patents, although we can make no assurances in this regard.

●	On May 4, 2018, Axon announced that it had acquired VieVu, LLC. At this point, our supply and distribution agreement with VieVu remains in place and we look forward to VieVu, LLC continuing to meet its obligations under the agreement. It remains to be seen what effect, if any, the completion of this transaction will have on our agreement with VieVu, and on the ongoing patent litigation with Axon.

●	Our Board of Directors has initiated a review of strategic alternatives to best position us for the future, including, but not limited to, monetizing our patent portfolio and related patent infringement litigation against Axon and WatchGuard, the sale of all or certain assets, properties or groups of properties or individual businesses or merger or combination with another company. The result of the strategic review may also include the continued implementation of our business plan with additional debt or equity financing. We retained Roth Capital Partners to assist in this review and process. Thus, we are considering alternatives to address our long-term liquidity and operational issues. There can be no assurance that a transaction or financing will result from this process. As part of this overall strategic alternatives process, the Board of Directors approved the $6.05 million private placement that closed on April 3, 2018 to address our near-term liquidity needs by repaying debt and providing working capital. We are considering alternatives to address our long-term liquidity and operational issues. There can be no assurance that any further financing transactions or that any strategic or substantial transaction will result from our review process.

Management Comments

“We were disappointed to report that first quarter revenues had decreased 53% from the year prior,” stated Stanton E. Ross, Chief Executive Officer of Digital Ally Inc. “We are concentrating on expanding our recurring service-based revenue to help stabilize and grow our revenues on a quarterly basis. We are pursuing several new market channels that do not involve our traditional law enforcement and private security customers. In that regard, we have recently announced our technology partner affiliation with NASCAR, which we believe will help expand the appeal of our products and service capabilities to new commercial markets. If successful, we believe that these new market channels could yield recurring service revenues in 2018 and beyond. We have begun to see progress in our service revenue strategy as we secure various commercial contracts for the DVM-250 systems and FleetVu Manager cloud services that provide a recurring revenue stream. We are testing a new revenue model that bundles our product offerings for both law enforcement and commercial markets, including the long-term lease of our body-worn and/or in-car audio/video hardware, with a monthly subscription for our cloud storage, search and archiving services for the underlying audio and video material. We believe this revenue service model may appeal to our commercial and other non-law enforcement customers because it reduces the initial capital and eliminates repairs and maintenance in exchange for level monthly payments for the utilization of the equipment, data storage and management services.”

“Recognizing a critical limitation in law enforcement camera technology, during 2014 we pioneered the development of our VuLink ecosystem that provided intuitive auto-activation functionality as well as coordination between multiple recording devices. The USPTO has recognized these pioneering efforts by granting us multiple patents with claims covering numerous features, such as automatically activating an officer’s cameras when the light bar is activated or a data-recording device such as a smart weapon is activated. However, the willful infringement of our VuLink patent by Axon, WatchGuard and others has substantially and negatively impacted revenues that otherwise would have been generated by our VuLink system and indirectly our body-worn and in-car systems. We believe that the results of the current patent will largely set the competitive landscape for body-worn and in-car systems for the foreseeable future. We expect that this technology will have a significant positive impact on our revenues in the long-term, particularly if we are successful in our prosecution of the patent infringement litigation currently pending with Axon and WatchGuard, and we can successfully monetize the underlying patents although we can make no assurances in this regard.”

First Quarter Operating Results

For the three months ended March 31, 2018, our total revenue decreased by 53% to approximately $2.5 million, compared with revenue of approximately $5.2 million for the three months March 31, 2017. The primary reason for the revenue decreases in 2018 compared to 2017 is that we had supply chain issues that prevented us from shipping approximately $705,000 of revenue backlog at March 31, 2018. These supply chain issues have largely been rectified and we believe that the existing backlog will be shipped during second quarter 2018. In addition, first quarter 2017 revenue included approximately $486,000 in product revenues and $110,000 in installation service revenues related to the AMR contract which did not recur in 2018 due to AMR placing the contract on hold. International revenue increased to $32,725 during first quarter 2018, versus $29,806 during first quarter 2017. Gross profit decreased 51% to $1,109,394 for the three months ended March 31, 2018, versus $2,276,849 in 2017.

Our gross margin decrease is commensurate with the 53% decrease in revenues for the three months ended March 31, 2018 and the cost of sales as a percentage of revenues decreasing to 55% from 56% for the three months ended March 31, 2018. We believe that gross margins will improve during 2018 and beyond if we can improve revenue levels and reduce product warranty issues. Our goal is to improve our margins to 60% over the longer term based on the expected margins of our cloud-based service revenues generated principally from the FleetVU Manager platform as well as product revenues from our newer in-car and body-worn products such as the VuLink, if they gain traction in the marketplace and we are able to increase our commercial market penetration in 2018. In addition, if revenues from these products increase, we will seek to further improve our margins from them through economies of scale and more efficiently utilizing fixed manufacturing overhead components. We plan to continue our initiative to more efficiently manage our supply chain through outsourcing production, quantity purchases and more effective purchasing practices.

Selling, General and Administrative (“SG&A”) expenses decreased approximately 24% to $3,082,710 in the three months ended March 31, 2018, versus $4,079,062 a year earlier. We are experiencing the benefits of our cost reduction strategy. We implemented significant reductions in research and development, selling, promotional, general administrative and legal expenses in Q-1 2018 compared to Q-1 2017. These reductions were accomplished primarily through headcount reductions as well as stringent cost containment measures that will continue in 2018. We had approximately 140 employees at March 31, 2017 compared to approximately 85 at March 31, 2018. The decrease in professional fees and expenses in 2018 compared to 2017 is primarily attributable to lower litigation expenses related to the conclusion of the Utility lawsuit and the ongoing Axon and WatchGuard lawsuits. The expenses for the latter two lawsuits in 2018 were reduced principally due to the WatchGuard lawsuit being under a stay order pending final USPTO rulings on the various IPR requests, which have largely now been ruled in our favor. The Axon case stay has been lifted and is now proceeding towards trial while the stay on the WatchGuard litigation is expected to be lifted in the summer of 2018. The legal fees related to both the Axon and WatchGuard litigation are expected to ramp up later this year because we anticipate both cases will proceed to trial. We intend to pursue recovery from Axon, WatchGuard, their insurers and other responsible parties as appropriate.

We reported an operating loss of ($1,973,316) for the three months ended March 31, 2018, compared with an operating loss of ($1,802,213) in the previous year.

Interest income decreased to $1,616 in first quarter 2018, from $5,061 in 2017.

Non-cash income totaled $13,696 in first quarter 2018 compared with non-cash charges of $(155,252) in the year-earlier quarter. Such non-cash income (charges) reflect changes in the fair value of the secured convertible debentures and warrant derivatives. We elected to record the $4.0 million secured convertible debentures issued in December 2016 on their fair value basis and recorded a gain of $12,807 at March 31, 2018 compared to a loss of $155,857 at March 31, 2017 due to the change in their fair value as of the respective dates. Warrants to purchase 12,200 common shares remain unexercised at March 31, 2018 and 2017, and are treated as derivative liabilities. We recorded income of $889 and $605 due to the change in their fair value as of March 31, 2018 and 2017, respectively.

The private placement of $6.05 million of Senior Secured Convertible Notes and 806,667 Warrants exercisable to purchase 806,667 shares of common stock closed on April 3, 2018. The private placement resulted in gross proceeds of $5.5 million before placement agent fees and other expenses associated with the transaction. A portion of the proceeds was used to repay in full the debentures issued in December 2016, which matured on March 30, 2018, and approximately $1,008,500 principal amount of an unsecured note and secured note that matured in March 2018. The balance of the proceeds will be used for working capital purposes. In conjunction with the transaction we recorded a loss on extinguishment of the secured convertible debentures totaling $500,000 for the three months ended March 31, 2018, which was accrued at March 31, 2018. There was no similar extinguishment of secured convertible debentures in 2017.

Interest expense totaled $130,288 in the three months ended March 31, 2018, compared to $80,551 in the three months ended March 31, 2017. We issued an aggregate of $4.0 million principal amount of debentures on December 30, 2016 which bore interest at the rate of 8% per annum on the outstanding principal balance, which was $3,250,000 at March 31, 2018. In addition, we issued two notes with a principal balance of $700,000 in June 2017. One of these notes, the June note, and a secured note, issued in December 2017, had an outstanding principal balance of $1,008,500 at March 31, 2018 and bore interest at the rate of 8% per annum. These notes were retired on April 3, 2018. In addition, on March 7, 2018 we issued a convertible secured note with a principal balance of $250,000 that is due June 7, 2018 and remains outstanding.

We reported a net loss of ($2,588,232), or ($0.37) per share, in the first quarter of 2018, compared with a prior-year net loss of ($2,032,955), or ($0.36) per share. No income tax provision or benefit was recorded in the first quarter of either 2018 or 2017.

We determined that it was appropriate to continue the full valuation allowance on net deferred tax assets as of March 31, 2018 primarily because of the current year operating losses.

On a non-GAAP basis, we reported an adjusted net loss (before depreciation, amortization, net interest expense, change in derivative liabilities, change in the fair value of secured convertible notes, loss on extinguishment of secured convertible debentures and stock-based compensation), of ($1,333,891), or ($0.19) per share, for the quarter ended March 31, 2018, versus a non-GAAP adjusted net loss of ($1,256,544), or ($0.22) per diluted share, in the first quarter of 2017. (Non-GAAP adjusted net loss is described in greater detail in a table at the end of this press release).

Non-GAAP Financial Measures

Digital Ally, Inc. has provided financial information in this release that has not been prepared in accordance with GAAP. This information includes non-GAAP adjusted EBITDA loss. Digital Ally uses such non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Digital Ally’s ongoing operational performance. Digital Ally believes that the use of these non-GAAP financial measures provides an additional tool for investors to evaluate ongoing operating results and trends and in comparing its financial measures with other companies in Digital Ally’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial measures discussed above exclude certain non-cash and/or non-recurring expenses/income including: (1) depreciation and amortization expense, (2) net interest expense, (3) share-based compensation expense, (4) changes in fair value of secured convertible notes payable, (5) loss on extinguishment of secured convertible debentures, (6) and changes in warrant derivative valuations.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. EDT on Tuesday, May 15, 2018, to discuss its operating results for the first quarter 2018, along with other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering conference ID# 3569908 a few minutes before 11:15 a.m. Eastern Standard Time on Tuesday, May 15, 2018.

A replay of the conference call will be available two hours after its completion, from May 15, 2018 until 11:59 p.m. on July 15, 2018 by dialing 855-859-2056 and entering the conference ID # 3569908.

About Digital Ally, Inc.

Digital Ally, Inc. develops, manufactures and markets advanced technology products for law enforcement, homeland security and commercial applications. The Company’s primary focus is digital video imaging and storage. The Company is headquartered in Lenexa, Kansas, and its shares are traded on The Nasdaq Capital Market under the symbol “DGLY.”

For additional news and information please visit www.digitalallyinc.com or follow us on Twitter @digitalallyinc and Facebook www.facebook.com/DigitalAllyInc

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to improve its revenue and operating results; whether the Company will be able to resolve its liquidity and operational issues; whether any further financing or strategic or substantial transaction will result from the strategic review process of the Board of Directors; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins in 2018 and beyond; the impact of Axon’s acquisition of VieVu, LLC on the Company’s supply and distribution agreement and its litigation with Axon; the extent and timing of the expansion of the zTrip relationship with the Company; whether the Company will be able to continue to expand into non-law enforcement markets; whether the Company has resolved its product quality and supply chain issues; whether there will be commercial markets, domestically and internationally, for one or more of the Company’s new products; the impact that VuLink may have on future revenues; whether the Company’s “auto-activation” technology is becoming a standard feature for agencies utilizing body-worn cameras; whether the Company will achieve positive outcomes in its litigation with various parties, including Axon and WatchGuard; whether the USPTO rulings will curtail, eliminate or otherwise have an effect on the actions of Axon and WatchGuard respecting the Company, its products and customers; the Company’s ability to deliver its newer product offerings as scheduled, and in particular the new product platform, obtain the required components and products on a timely basis, and have them perform as planned; whether the new partnership with NASCAR will help expand the appeal for the Company’s products and services; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether the Company will be able to adapt its technology to new and different uses, including being able to introduce new products; whether and the extent to which the new patents allowed by the USPTO will give the Company effective, enforceable protection of the intellectual property contained in its products in the marketplace; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes”, “expects”, “anticipates”, “intends”, “estimates”, “plans”, “projects”, “should”, or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. The Company does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its annual report on Form 10-K for the year ended December 31, 2017 and quarterly report on Form 10-Q for the three months ended March 31, 2018, filed with the Securities and Exchange Commission.

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774 or

Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2018 AND DECEMBER 31, 2017

	March 31, 2018	December 31, 2017
	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$171,226	$54,712
Accounts receivable-trade, less allowance for doubtful accounts of $70,000 – 2018 and 2017	1,395,737	1,978,936
Accounts receivable-other	313,572	338,618
Inventories, net	8,284,158	8,750,713
Restricted cash	—	500,000
Prepaid expenses	180,247	209,163

Total current assets	10,344,940	11,832,142

Furniture, fixtures and equipment, net	537,569	638,169
Restricted cash	498,683	497,180
Intangible assets, net	90,000	90,000
Other assets	151,063	115,043

Total assets	$11,622,255	$13,172,534

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$3,049,606	$3,193,269
Accrued expenses	1,713,069	1,240,429
Derivative liabilities	15,927	16,816
Capital lease obligation-current	—	8,492
Contract liablities-current	1,402,197	1,409,683
Subordinated and secured notes payable, net of discount of $11,465-2018 and $0-2017	1,247,035	1,008,500
Secured convertible debentures, at fair value	3,250,000	3,262,807
Income taxes payable	3,756	10,141

Total current liabilities	10,681,590	10,150,137

Long-term liabilities:
Contract liabilities-long term	2,052,529	2,158,649

Total liabilities	12,734,119	12,308,786

Commitments and contingencies

Stockholder’s Equity (Deficit):
Common stock, $0.001 par value; 25,000,000 shares authorized; shares issued: 7,095,849 – 2018 and 7,037,799 – 2017	7,096	7,038
Additional paid in capital	65,464,853	64,923,735
Treasury stock, at cost (63,518 shares)	(2,157,226)	(2,157,226)
Accumulated deficit	(64,426,587)	(61,909,799)

Total stockholders’ equity (deficit)	(1,111,864)	863,748

Total liabilities and stockholders’ equity (deficit)	$11,622,255	$13,172,534

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED MARCH 31, 2018 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED

MARCH 31, 2018 AND 2017
(Unaudited)

	Three Months ended March 31,
	2018	2017

Revenue:
Product	$1,991,113	$4,684,655
Service and other	480,400	545,205

Total revenue	2,471,513	5,229,860

Cost of revenue:
Product	1,253,019	2,774,037
Service and other	109,100	178,974

Total cost of revenue	1,362,119	2,953,011

Gross profit	1,109,394	2,276,849
Selling, general and administrative expenses:
Research and development	440,120	817,891
Selling, advertising and promotional	674,405	1,035,522
Stock-based compensation	493,519	387,033
General and administrative	1,474,666	1,838,616

Total selling, general and administrative expenses	3,082,710	4,079,062

Operating loss	(1,973,316)	(1,802,213)

Interest income	1,616	5,061
Change in warrant derivative liabilities	889	605
Change in fair value of secured convertible debentures	12,807	(155,857)
Loss on the extinguishment of secured convertible debentures	(500,000)	—
Interest expense	(130,228)	(80,551)

Loss before income tax (benefit)	(2,588,232)	(2,032,955)
Income tax (benefit)	—	—

Net loss	$(2,588,232)	$(2,032,955)

Net loss per share information:
Basic	$(0.37)	$(0.36)
Diluted	$(0.37)	$(0.36)

Weighted average shares outstanding:
Basic	7,030,809	5,632,077
Diluted	7,030,809	5,632,077

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED MARCH 31, 2018 FILED WITH THE SEC)

DIGITAL ALLY, INC.

RECONCILIATION OF NET LOSS TO NON-GAAP ADJUSTED NET LOSS

FOR THE THREE MONTHS ENDED

MARCH 31, 2018 AND 2017

(Unaudited)

	Three Months Ended March 31,
	2018	2017

Net loss	$(2,588,232)	$(2,032,955)
Non-GAAP adjustments:
Stock-based compensation	493,519	387,033
Depreciation and amortization	145,906	158,636
Change in fair value of secured convertible notes payable	(12,807)	155,857
Change in warrant derivative liabilities	(889)	(605)
Loss on the extinguishment of secured convertible debentures	500,000	—
Interest (income) expense, net	128,612	75,490

Total Non-GAAP adjustments	1,254,341	776,411

Non-GAAP adjusted net loss	$(1,333,891)	$(1,256,544)

Non-GAAP adjusted net loss per share information:
Basic	$(0.19)	$(0.22)
Diluted	$(0.19)	$(0.22)

GAAP basis net loss per share information:
Basic	$(0.37)	$(0.36)
Diluted	$(0.37)	$(0.36)

Weighted average shares outstanding:
Basic	7,030,809	5,632,077
Diluted	7,030,809	5,632,077

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED MARCH 31, 2018 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2018 AND 2017
(Unaudited)

	2018	2017

Cash Flows from Operating Activities:
Net loss	$(2,588,232)	$(2,032,955)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation and amortization	145,906	158,636
Change in fair value of warrant derivative liabilities	(889)	(605)
Amortization of discount on subordinated note payable	36,192	—
Change in fair value of secured convertible note payable	(12,807)	155,857
Stock based compensation	493,519	387,033
Provision for inventory obsolescence	(262,127)	319,364

Change in assets and liabilities:
(Increase) decrease in:
Accounts receivable - trade	583,199	(877,142)
Accounts receivable - other	25,046	(98,896)
Inventories	728,682	(440,449)
Prepaid expenses	100,360	(264,510)
Other assets	(36,020)	78,303
Increase (decrease) in:
Accounts payable	(143,663)	(230,363)
Accrued expenses	472,640	(300,310)
Income taxes payable	(6,385)	(456)
Contract liabilities	(113,606)	254,220

Net cash used in operating activities	(578,185)	(2,892,273)

Cash Flows from Investing Activities:
Purchases of furniture, fixtures and equipment	(15,950)	(32,625)
Additions to intangible assets	(30,859)	(39,225)
Release of cash in accordance with secured convertible note	500,000	—

Net cash provided by (used) in investing activities	453,191	(71,850)
Cash Flows from Financing Activities:
Proceeds from subordinated notes payable	250,000	—
Principal payments on capital lease obligation	(8,492)	(8,024)

Net cash provided by (used in) in financing activities	241,508	(8,024)

Net decrease in cash and cash equivalents	116,514	(2,972,147)
Cash and cash equivalents, beginning of period	54,712	3,883,124

Cash and cash equivalents, end of period	$171,226	$910,977

Supplemental disclosures of cash flow information:
Cash payments for interest	$72,082	$551

Cash payments for income taxes	$6,385	$456

Supplemental disclosures of non-cash investing and financing activities:

Restricted common stock grant	$84	$200

Restricted common stock forfeitures	$26	$9

Amounts allocated to common stock purchase warrants in connection with proceeds from subordinated notes payable	$47,657	$—

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE PERIOD ENDED MARCH 31, 2018 FILED WITH THE SEC)